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                                                                    EXHIBIT 23.6

                        CONSENT OF DAIN RAUSCHER WESSELS

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Boston Private Financial Holdings, Inc. ("Boston Private") relating to the proposed merger of Borel Acquisition Corp., a wholly owned subsidiary of Boston Private, with and into Borel Bank & Trust Company, the surviving entity being a wholly owned subsidiary of Boston Private, of our opinion letter, dated
June 27, 2001 appearing as Annex D to the Joint Proxy Statement and Prospectus which is part of the Registration Statement, and to the references of our firm name therein. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or
Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ DAIN RAUSCHER WESSELS,
A division of Dain Rauscher Incorporated
San Francisco, California
August 13, 2001